As filed with the Securities and Exchange Commission on August 31, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Dean Foods Company

(Exact Name of Registrant as Specified in Its Charter)

Delaware	75-2559681
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2515 McKinney, Suite 1200

Dallas, Texas 75201

(Address, Including Zip Code, of Principal Executive Offices)

Dean Foods Company 2007 Stock Incentive Plan

(Full Title of the Plan)

Steven J. Kemps

Executive Vice President, General Counsel and Secretary

Dean Foods Company

2515 McKinney Avenue, Suite 1200

Dallas, Texas 75201

(Name and Address of Agent For Service)

(214) 303-3400

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.01 par value per share	4,000,000	$17.96	$71,840,000	$4,008.67

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on August 24, 2009.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Dean Foods Company (the “Registrant”) is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a) Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which contains the Registrant’s audited financial statements for the Registrant’s last completed fiscal year.

(b) Quarterly Reports on Form 10-Q for the periods ended March 31, 2009, and June 30, 2009.

(c) Current Reports on Form 8-K filed on February 20, 2009, March 9, 2009, March 18, 2009, April 3, 2009, April 15, 2009, May 1, 2009, except for the portion which is specifically not deemed as “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), May 6, 2009, May 15, 2009, May 26, 2009, June 15, 2009, and July 6, 2009.

(d) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A, dated February 19, 1997 (File Number 001-12755), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Certain legal matters with respect to the validity of the Common Stock will be passed upon for us by Rachel A. Gonzalez, our Vice President and Deputy General Counsel. As of August 31, 2009, Ms. Gonzalez owns 397 shares of Common Stock. In addition, Ms. Gonzalez holds options to purchase 17,950 shares of Common Stock, of which 2,734 are vested, and 5,710 restricted stock units.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) empowers a Delaware corporation to indemnify any persons who were or are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided, that, such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

Our restated certificate of incorporation, as amended, and our amended and restated bylaws, effective May 22, 2009, each provide that we shall indemnify our directors and officers to the fullest extent authorized by the DGCL as it exists or as it may be amended to provide broader indemnification rights than previously permitted. However, we will indemnify a director or officer in connection with a proceeding initiated by the director or officer only if the proceeding was authorized by our board of directors. We will indemnify the director or officer for expenses incurred in defending any proceeding in advance of final disposition of the proceeding, which we refer to as “advancement of expenses,” provided that, if required by the DGCL, we will advance these expenses only if the director or officer delivers an undertaking to repay the amounts advanced if it is ultimately determined by non-appealable judicial decision that the director or officer is not entitled to be indemnified. These rights to indemnification and advancement of expenses are non-exclusive.

As permitted by the DGCL, our restated certificate of incorporation provides that directors will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the Registrant or its stockholders,

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or

•	for any transaction from which the director derived any improper personal benefit.

The Registrant also maintains insurance coverage relating to certain liabilities of directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings.

1. Item 512(a) of Regulation S-K. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. Item 512(b) of Regulation S-K. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 31st day of August, 2009.

DEAN FOODS COMPANY

By:	/s/ Steven J. Kemps
Steven J. Kemps
Executive Vice President,
General Counsel and Secretary

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Dean Foods Company, hereby severally constitute and appoint Gregg L. Engles, Steven J. Kemps and Ronald L. McCrummen, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Dean Foods Company to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gregg L. Engles	Chief Executive Officer and Chairman of the Board (Principal executive officer)	August 31, 2009
Gregg L. Engles

/s/ Jack F. Callahan, Jr.	Executive Vice President and Chief Financial Officer (Principal financial officer)	August 31, 2009
Jack F. Callahan, Jr.

/s/ Ronald L. McCrummen	Senior Vice President and Chief Accounting Officer (Principal accounting officer)	August 31, 2009
Ronald L. McCrummen

/s/ Tom C. Davis	Director	August 31, 2009
Tom C. Davis

/s/ Stephen L. Green	Director	August 31, 2009
Stephen L. Green

/s/ Joseph S. Hardin, Jr.	Director	August 31, 2009
Joseph S. Hardin, Jr.

/s/ Janet Hill	Director	August 31, 2009
Janet Hill

/s/ J. Wayne Mailloux	Director	August 31, 2009
J. Wayne Mailloux

/s/ John R. Muse	Director	August 31, 2009
John R. Muse

/s/ Hector M. Nevares	Director	August 31, 2009
Hector M. Nevares

/s/ Jim L. Turner	Director	August 31, 2009
Jim L. Turner

/s/ Doreen A. Wright	Director	August 31, 2009
Doreen A. Wright

INDEX TO EXHIBITS

Number	Description

4.1	Amended and Restated Certificate of Incorporation (incorporated by reference from the Annual Report on Form 10-K for the year ended December 31, 2001 filed on April 1, 2002 (File No. 001-12755)).

4.2	Amended and Restated Bylaws (incorporated by reference from the Current Report on Form 8-K filed on March 9, 2009 (File No. 001-12755)).

5	Opinion of Rachel A. Gonzalez, Vice President and Deputy General Counsel of Dean Foods Company.

23.1	Consent of Rachel A. Gonzalez, Vice President and Deputy General Counsel of Dean Foods Company (included in Exhibit 5).

23.2	Consent of Deloitte & Touche LLP.

24	Power of attorney (included on the signature pages of this registration statement).